UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2010

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333-160463

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 3, 2010, RRE Westhollow Holdings, LLC, an indirectly wholly owned subsidiary of Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”) purchased, at a discount, a non-performing promissory note (the “Note”) secured by a first priority Deed of Trust and Security Agreement (the “Mortgage”) on a multifamily community known as Westhollow Park Apartments (“Westhollow”) from an unaffiliated seller, Bank of America, N.A. as a successor by merger with LaSalle Bank National Association as Trustees for the Registered Holders of GMAC Commercial Mortgage Securities, Inc., Mortgage Pass-Through Certificates, Series 2003-C3. The contract purchase price for the Note was $7.8 million, excluding closing costs, and was funded from the proceeds of our completed private offering. The management estimates that the purchase price of $7.8 million represents an approximate 75% discount to the replacement cost of the property securing the Note.

The Note was originated on October 27, 2003 in the original principal amount of $13,850,000, and at origination had an interest rate of 5.12% per annum. The Note is secured by the Mortgage on Westhollow. Westhollow is a 404-unit multifamily residential community constructed in 1980 and located in Houston, Texas. Westhollow encompasses approximately 362,000 rentable square feet and features amenities including a fitness center, pool, club room, and tennis and sports courts. The borrower under the Note is Westhollow Landmark LP (the “Borrower”), which is not affiliated with us or our advisor. The maturity date of the loan was November 1, 2008, but the Borrower failed to pay the outstanding principal and interest due on the maturity date. A receiver took possession of the property pursuant to an order dated April 16, 2009. The strategies with respect to the purchase of this Note include but are not limited to restructuring the loan, negotiating a discounted payoff of the Note with the Borrower or foreclosure of the property securing the loan. As of September 3, 2010, the outstanding loan balance on the Note was approximately $15.1 million, including all unpaid interest and late fees, and the Borrower was not making any payments on the loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: September 10, 2010	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)